Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-42153 on Form S-8 of CHS Inc. of our report dated June 16, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets in 2002) on the consolidated financial statements of Ventura Foods, LLC and subsidiary, appearing in the Annual Report on Form 10-K/A-3 of CHS Inc. for the year ended August 31, 2002.


Deloitte & Touche LLP

Los Angeles, California
January 29, 2004